News Release	Exhibit 99

Rockwell Automation Elects William P. Gipson to Board of Directors

(Milwaukee, WI) – November 5, 2020 – Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and digital transformation, today announced that William P. Gipson was elected to its board of directors effective November 4, 2020. Gipson spent his career at The Procter & Gamble Company, retiring in 2019 after more than 34 years during which he held senior executive roles overseeing R&D, innovation, and diversity and inclusion.

“William is a respected leader whose broad expertise driving business growth and product innovation will make him a great asset on the Rockwell Automation board of directors,” said Blake Moret, chairman and chief executive officer of Rockwell Automation. “His experience in leading one of the most admired global diversity and inclusion programs will also be an important complement to the perspectives of our talented board.”

During his years at P&G, a leading branded consumer packaged goods company, Gipson led R&D for a broad range of products and markets. He served in business unit and enterprise-level roles, leading global teams and living and working on three continents. In Gipson’s final role as a President, Enterprise Packaging Transformation, he led end-to-end value creation across all P&G businesses, functions, and regions, including packaging-related supply chain transformation and digital and bricks-and-mortar channel readiness. While serving as Chief Diversity Officer for eight years concurrently with his other roles, Gipson was a key member of the executive team that embedded citizenship strategies into P&G’s global operating model.

Gipson serves on the boards of the Executive Leadership Council and the STEM Pathway to MBA at the University of Alabama. He holds a Bachelor of Science in Chemical Engineering from the University of Alabama and is a proud U.S. Air Force veteran.

About Rockwell Automation

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 23,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

Media contact:

Marci Pelzer

Global External Communications

+1 414-687-8441

Mpelzer@rockwellautomation.com